PROSPECTUS SUPPLEMENT                          FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JUNE 13, 1997                    REGISTRATION NO. 333-28451


                                   $63,400,000

                                   ITRON, INC.
                 6-3/4% Convertible Subordinated Notes Due 2004
                                       and
                             Shares of Common Stock
                        Issuable Upon Conversion Thereof
                                       and
                        2,638,600 Shares of Common Stock


         This Prospectus Supplement relates to the resale by the holders (the "Selling Securityholders") of 6 3/4% Convertible Subordinated Notes Due 2004 (the "Notes") of Itron, Inc. (the "Company") and the shares of Common Stock, no par value (the "Common Stock"), of the Company issuable upon the conversion thereof (the "Conversion Shares").

         This Prospectus Supplement should be read in conjunction with the Prospectus dated June 13, 1997 (the "Prospectus"), which is to be delivered with this Prospectus Supplement. All capitalized terms used but not defined in this Prospectus Supplement shall have the meanings given them in the Prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the Prospectus is superseded in part by the information appearing in the table below:

                                                                                                            Securities Beneficially
                        Notes and Conversion Shares                    Shares                                 Owned After Offering
                -------------------------------------------------------------------------------------------------------------------
                  Principal
                  Amount of
                    Notes                      Number of        Shares        Number of     Securities to be           Percentage of
                Beneficially    Percentage    Conversion      Beneficially   Shares that    Sold--Percentage             Common
                 Owned that     of Notes     Shares that May   Owned Prior     May Be        of Common Stock              Stock
    Name         May Be Sold    Outstanding    Be Sold (1)     to Offering      Sold         Outstanding (2)   Amount   Outstanding

Credit Suisse
First Boston      12,075,000       19.0        509,493                                             3.4            0         --
Corp. (3)
-------------
McMahan
Securities           100,000         .2          4,219                                             *              0         --
Company, L.P.
-------------
Steven Hodges                                                  183,201     17,960                  *        164,841          1.1
(4)
-------------
Julie Thomas                                                       400        400                  *              0          --
(4)
-------------
Any other
holder of
Notes or
future
transferee,        4,075,000                   171,940                                            1.2             0           --
pledgee, donee
or successor
of or from any
such other
holder.(5)(6)
---------------- -------------- ----------- ---------------- ------------ ---------- ---------------- ------------ -------------

*    Less than 1% .

(1) Assumes conversion of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $23.70 per share; such conversion price is subject to adjustment as described under "Description of Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act, and based upon 14,460,804 shares of Common Stock outstanding as of August 7, 1997, treating as outstanding the number of Conversion Shares issuable upon the assumed conversion by the named Selling Securityholder of the full amount of such Selling Securityholder's Notes, but not assuming the conversion of the Notes or the exercise of warrants of any other Selling Securityholder.

(3) Represents an additional $5,125,000 principal amount of Notes acquired after July 2, 1997.
(4) Steven Hodges transferred, as a gift, 400 Shares to Julie Thomas on or about August 11, 1997.
(5) Information concerning other Selling Securityholders will be set forth in supplements to this Prospectus from time to time, if required.

(6) Assumes that any other holders of Notes, or any further transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion rate.

                                                       ------------------

               FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE
               CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
                  SECURITIES OFFERED HEREBY, SEE "RISK FACTORS"
                     BEGINNING ON PAGE 6 OF THE PROSPECTUS.
                               ------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
    THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
                                   PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

            The date of this Prospectus Supplement is August 14, 1997